Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On November 3, 2017, Riot Blockchain, Inc. (formerly – Bioptix, Inc.) (the "Company") completed and closed on a share exchange agreement (the "Agreement") with Kairos Global Technology, Inc., a Nevada corporation ("Kairos").  Pursuant to the Agreement the shareholders of Kairos exchanged all outstanding shares of Kairos' common stock to the Company and the Company issued an aggregate of One Million Seven Hundred Fifty Thousand and One (1,750,001) newly designated shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") which are convertible into an aggregate of One Million Seven Hundred Fifty Thousand and One (1,750,001) shares of the Company's common stock, no par value per share (the transaction, the "Kairos Transaction") to such shareholders.
The following unaudited pro forma combined financial information is shown as if the Company and Kairos had been combined as of January 1, 2016 for purposes of statement of operations purposes and as of September 30, 2017 for balance sheet purposes. The unaudited pro forma combined financial information of the Company and Kairos is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. These pro forma financial statements are for informational purposes only. They do not purport to indicate the results that would have been realized had the acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. The actual results reported in periods following the closing date may differ significantly from the pro forma financial information for a number of reasons, including without limitation, differences in the ordinary course of business conducted after the closing date, differences between the assumptions and estimates used to prepare these unaudited pro forma financial statements and the actual amounts and the impact of incremental costs in connection with the acquisition of Kairos.
The pro forma adjustments and related assumptions are described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The pro forma adjustments are based on assumptions related to the consideration paid, and the allocation thereof to the assets acquired and liabilities assumed of Kairos, based on preliminary best estimates of fair value. These estimates are based on the most recently available information. The purchase price allocation is dependent upon certain valuation and other studies, including tax analyses, which are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. The unaudited pro forma combined financial statements should be read in conjunction with:

•
The Company's audited consolidated financial statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 31, 2017, the Company's Definitive Proxy Statement as filed with the SEC on July 10, 2017 and the Company's interim unaudited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, as filed with the SEC on November 13, 2017.

•	Kairos' audited financial statements, including the related notes thereto, as of and for the period from inception (October 19, 2017) to November 3, 2017, included as Exhibit 99.1 in this Form 8-K/A.

RIOT BLOCKCHAIN, INC.
PRO FORMA COMBINED BALANCE SHEET
(unaudited)

	September 30, 2017
	Company Historical (A)	Kairos Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$13,139,722	$1,130,927	$—		$14,270,649
Prepaid and other	295,059	—	—		295,059
Current assets of discontinued operations	11,532	—	—		11,532

Total current assets	13,446,313	1,130,927	—		14,557,270
Property and equipment, net	4,113	2,089,679	—		2,093,792
Investment in goNumerical	3,000,000	—	—		3,000,000
Other long-term assets	899,319	—	—		899,319
Intangible assets acquired	—	—	8,637,545	(1)	8,637,545

Total assets	$17,349,745	$3,220,606	$8,637,545		$29,207,896

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$248,820	$—	$—		$248,820
Accrued expenses	127,649	—	—		127,649
Installment and payable obligations	215,712	45,644	—		261,356
Deferred revenue	96,698	—	—		96,698
Current liabilities of discontinued operations	202,080	—	—		202,080

Total current liabilities	890,959	45,644	—		936,603

Deferred revenue	992,792	—	—		992,792

Total liabilities	1,883,751	45,644	—		1,929,395

Preferred stock	4,798,671	—	11,812,507	(1)	16,611,178
Common stock	131,490,219	3,175,007	(3,175,007)	(1)	131,490,219
Accumulated deficit	(120,822,896)	(45)	45	(1)	(120,822,896)

Total stockholders' equity	15,465,994	3,174,962	8,637,545		27,278,501

Total liabilities and stockholders' equity	$17,349,745	$3,220,606	$8,637,545		$29,207,896

(A)	As reported in the Company's Form 10-Q as of September 30, 2017 as filed with the SEC.
(B)	As derived from Kairos financial statements contained herein.
The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

RIOT BLOCKCHAIN, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(unaudited)

	Year Ended December 31, 2016
	Company Historical (A)	Kairos Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
Other revenue - fee	$96,699	$—	$—		$96,699

Operating expenses:
General and administrative Research and development	4,428,220	—	3,575,741	(2)	8,003,961
Research and development	860,843	—	—		860,843
Total operating expenses	5,289,063	—	3,575,741		8,864,804

Operating loss from continuing operations	(5,192,364)	—	(3,575,741)		(8,768,105)
Other income (expense), net	2,034,543	—	—		2,034,543

Loss from continuing operations	(3,157,821)	—	(3,575,741)		(6,733,562)
Loss from discontinued operations	(1,115,016)	—	—		(1,115,016)

Net loss	$(4,272,837)	$—	$(3,575,741)		$(7,848,578)

Net loss per share:
Continuing operations	$(0.78)				$(1.16)
Discontinued operations	$(0.27)				$(0.19)
Basic and diluted net loss per share	$(1.05)				$(1.35)
Basic and diluted weighted average number of shares outstanding	4,065,406			(3)	5,815,407

(A)
As reported in the Company's Form 10-K for the year ended December 31, 2016 as filed with the SEC, as retroactively revised and reported in the Company's Definitive Proxy Statement as filed with the SEC on July 10, 2017.

(B)	As derived from Kairos financial statements contained herein.
The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

RIOT BLOCKCHAIN, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(unaudited)

	Nine Months Ended September 30, 2017
	Company Historical (A)	Kairos Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
Other revenue - fee	$72,524	$—	$—		$72,524

Operating expenses:
General and administrative Research and development	2,694,211	—	2,681,806	(2)	5,376,017
Research and development	63,008	—	—		63,008
Total operating expenses	2,757,219	—	2,681,806		5,439,025

Operating loss from continuing operations	(2,684,695)	—	(2,681,806)		(5,366,501)
Other income (expense), net	(4,719,049)	—	—		(4,719,049)

Loss from continuing operations	(7,403,744)	—	(2,681,806)		(10,085,550)
Loss from discontinued operations	(3,563,876)	—	—		(3,563,876)

Net loss	$(10,967,620)	$—	$(2,681,806)		$(13,649,426)

Net loss per share:
Continuing operations	$(1.47)				$(1.49)
Discontinued operations	$(0.71)				$(0.53)
Basic and diluted net loss per share	$(2.18)				$(2.01)
Basic and diluted weighted average number of shares outstanding	5,037,764			(3)	6,787,765

(A)	As reported in the Company's Form 10-Q for the nine months ended September 30, 2017, as filed with the SEC.
(B)	As derived from Kairos financial statements contained herein.
The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

RIOT BLOCKCHAIN, INC.
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(unaudited)

1.	Basis of Pro Forma Presentation

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had Kairos been formed and the transactions been consummated as of January 1, 2016 for purposes of the statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017. Pro forma adjustments reflect only those adjustments which are factually supportable or estimable. The preliminary purchase consideration and purchase price allocation has been presented and does not necessarily represent the final purchase price allocation. The preliminary allocations of the purchase consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

2.	Preliminary Purchase Price Allocation
The purchase price allocation has not been finalized, is preliminary and subject to change, as an analysis has not been completed as of the date of this report as the Company is still reviewing all of the underlying assumptions and calculations used in the allocation. However, the table below summarizes the provisional estimated fair values assigned to the assets and liabilities acquired:

Allocation of the purchase consideration:
Cash	$1,130,927
Other assets, non-current	2,089,679
Excess purchase price over acquired assets	8,637,545

Total assets acquired	$11,858,151

Current liabilities	$45,644

Total liabilities assumed	45,644

Net assets acquired	$11,812,507

The purchase price allocation has not been finalized, is preliminary and subject to change.  The assets acquired are estimated to have an average life of 2-4 (estimated weighted average of three years), resulting in annual estimated future amortization / depreciation of approximately $3,576,000 per year on the assets acquired. Upon final allocation of the purchase price, any excess of the purchase price over the net assets acquired will be recorded as goodwill.

The purchase price consisted of 1,750,001 shares of Riot Blockchain Series B Preferred Stock ("Series B"). Shares of Series B share rights are substantially the same as shares of the Company's Common Stock and Series B may be converted to Common Stock at any time at the option of the holders, subject only to ownership limitations. Based upon those factors the value of the Series B has been determined to be equal to the value of the Company's Common Stock, which as of the date of closing had a value of $6.75 per share, resulting in a total value of $11,812,507.

3.	Pro Forma Adjustments
The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(1)
Adjustment to record the value of the Series B stock issued in the acquisition to record the value of the intangible assets acquired and eliminate the net equity of Kairos, as of acquisition. See Note 2 for computation of purchase price.

(2)
Adjustment to record the estimated amortization and depreciation expense for the respective pro forma periods of the equipment acquired and the estimated value of the intangible assets acquired. See Note 2 for assumptions of computation of amortization / depreciation expense.

(2)	Adjustment to increase weighted average basic and diluted shares outstanding for the pro forma periods, for impact of the 1,750,001 Series B shares issued in the acquisition.